CPAC, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2000

<PAGE 19>

CPAC, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

<PAGE 21>

CPAC, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2000

     ADOPTION OF NONQUALIFIED DEFERRED COMPENSATION PLAN by CPAC, INC. (the "Employer").

INTRODUCTION

     The Employer desires to adopt the CPAC, Inc. Nonqualified Deferred Compensation Plan (the "Plan"), effective January 1, 2000, to provide certain eligible employees the opportunity to defer a portion of their compensation. In accordance with the foregoing, the Employer hereby adopts the Plan, to read as set forth in this document, effective January 1, 2000.

ARTICLE 1. ESTABLISHMENT AND PURPOSE

     Section 1.1   Establishment. CPAC, Inc. (the "Employer") establishes, effective as of January 1, 2000, this Nonqualified Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees of the Employer. The plan shall be known as the CPAC, Inc. Nonqualified Deferred Compensation Plan (the "Plan").

     Section 1.2   Purpose. The purpose of the Plan is to enhance the ability of the Employer to attract and retain qualified personnel by providing Eligible Employees with (a) the opportunity to defer a portion of their Compensation and (b) additional retirement income by means of Employer contributions, as determined by the Employer. It is intended that the Plan is an unfunded nonqualified deferred compensation, ("Top Hat"), plan for income tax purposes and within the meaning of Sections 201(a), 301(a)(3) and 401(a)(1) for purposes of Title I of ERISA.

ARTICLE 2. DEFINITIONS

     Section 2.1    Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings set forth below unless the text clearly indicates or the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized. All references to sections or articles herein pertain to sections or articles of the Plan unless otherwise indicated by the text or context.

     (a) "Board of Directors" means the Board of Directors of the Employer. To the extent permitted by the Bylaws of the Employer or authorized by the Board of Directors, action may be taken by a designated officer or group of officers of the Employer.
<PAGE 22>

     (b) "Account" means the Deferred Compensation account for each Eligible Employee established on the books of the Employer pursuant to Section 7.1, including any investment earnings credited to the Account.
     (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.
     (d) "Committee" means the Compensation Committee of the Company's Board of Directors or such other person or committee as may be appointed from time to time by the Board of Directors. The Committee may appoint one or more individuals to carry out the day to day operations of the Plan, including general plan administration and recordkeeping. The Committee may also appoint one or more investment managers to hold the Plan's assets and to execute investment decisions made by Eligible Employees with respect to their individual Accounts.
     (e) "Compensation" means the total wages of an Eligible Employee from the Employer, including wage amounts which if not deferred pursuant to this Plan would be reported on the Internal Revenue Service Form W-2 filed by the Employer for a Plan Year, but excluding any Employer Contributions under this Plan which are deferred pursuant to this Plan and excluding any contributions by the Employer or the Eligible Employee under the CPAC, Inc. 401(k) Savings Plan.
     (f) "Deferral Election" means the form designated by the Committee from time to time for use by Eligible Employees to elect to make deferrals of Compensation for a Plan Year under Article 4 and to defer Employer Contributions for the Plan Year under Article 5. This form may be changed at any time and from time to time by the Committee.
     (g) "Deferred Compensation" means the amount of Compensation not yet earned, as designated in the Deferral Election, which the Eligible Employee and the Employer mutually agree shall be deferred in accordance with the provisions of the Plan, and the amount of Employer Contributions which shall be deferred in accordance with the terms of the Plan.
     (h)      "Distribution Date" for a Plan Year means any of the dates specified in Section 8.1 hereof.
     (i)       "Distribution Election" means the form designated by the Committee from time to time for use by Eligible Employees to make elections as to the timing of distributions of funds under Article 8. This form may be changed at any time and from time to time by the Committee.
     (j) "Effective Date" means the date on which the Plan became effective.
<PAGE 23>

     (k) "Eligible Employee" means those employees of the Employer as determined under Section 3.1.
     (l) "Employer" means CPAC, Inc. or any successor thereof, provided, however, that for purposes of making contributions to the Plan but not for any other purpose, including, but not limited to, adoption, administration or operation of the Plan, the term "Employer" shall include any other corporation which is part of a controlled group with CPAC, Inc. within the meaning of Section 414(b) or Section 414(c) of the Code and whose employees are eligible to participate in the CPAC, Inc. 401(k) Savings Plan.
     (m) "Employer Contribution" means the Employer contributions described in Article 5.
     (n) "Plan" means the CPAC, Inc. Nonqualified Deferred Compensation Plan.
     (o)       "Plan Year" means each twelve-month period ending December 31.

     Section 2.2   Gender and Number. Except as otherwise indicated by context, masculine terminology also includes the feminine, and terms used in the singular may also include the plural.

ARTICLE 3. ELIGIBILITY AND PARTICIPATION

     Section 3.1    Eligible Employee. An Eligible Employee shall be any employee of the Employer who is actively employed and performs duties on or after January 1, 2000, who is either:

                (a.)   eligible for the annual incentive plan at the 30% incentive opportunity level or above, or

                (b)   classified by the Employer as a "Sales Manager" or above,

and who in either case, is deemed to be in a select group of "management" approved by the Committee, and who meets the eligibility requirements of the CPAC, Inc. 401(k) Savings Plan. For this purpose, an Eligible Employee shall not include any individual who performs no duties after December 31, 1999, whether or not such individual is paid or entitled to payment of Compensation or any other amount after December 31, 1999, including, but not limited to, any individual who is receiving notice pay or similar payments in connection with the anticipated termination of such individual's employment. An Eligible Employee shall not be eligible to participate in this Plan unless the Eligible Employee participates in the CPAC, Inc. 401(k) Savings Plan by making contributions thereunder. An Eligible Employee shall be eligible to participate under this Plan as of the first day of the Plan Year after he first becomes such an Eligible Employee.

<PAGE 24>

     Section 3.2   New Eligible Employees. Not withstanding Section 3.1, the Board of Directors or the Committee may select additional employees as Eligible Employees, and they shall become Eligible Employees under this Plan on a prospective basis as of the first day of the Plan Year after such selection.

     Section 3.3    Limitation on Eligible Employees. The Committee, in its sole discretion, may change the requirements necessary for qualification as an Eligible Employee. Any such change shall be effective for the following Plan Year, as designated by the Committee.

     Section 3.4    Removal from Participation as an Eligible Employee. The Committee may remove an Eligible Employee from participating in this Plan on a prospective basis for any reason.

ARTICLE 4. DEFERRAL ELECTIONS

     Section 4.1    Eligible Employee Contributions. No less than 1 day before the beginning of a Plan Year, each Eligible Employee who is permitted to defer Compensation under the Plan may elect to reduce the amount of his or her Compensation which would thereafter otherwise be earned and payable in such Plan Year. The Deferral Election with respect to an Eligible Employee's Compensation must be made in 1% increments above $80,000 of salary, and must be made in 1% increments of Incentive Compensation or bonus, subject to a total contribution dollar limit of $50,000 per year. Such election shall be prospective, shall be effective as of the first day of the month after the month in which the election is made, and shall apply only to Compensation earned after the effective date of the election.

     Section 4.2    Submission of Deferral Election Forms. Each Eligible Employee who wishes to participate in the Plan for a Plan Year must submit a properly completed and executed Deferral Election to the Committee no less than 1 day before the Plan Year to which such Deferral Election applies or no less than 1 day before the month with respect to which the Eligible Employee wishes to begin deferring amounts pursuant to a Deferral Election which is filed during a Plan Year under Section 4.1. An Eligible Employee must make a new Deferral Election for each Plan Year as to which he or she wishes to defer Compensation and Employer Contributions.

     Section 4.3    Failure to Submit Deferral Elections. If an Eligible Employee fails to submit a properly completed and executed Deferral Election for a Plan Year as required by Section 4.2, he or she will be deemed to have elected not to defer Compensation and Employer Contributions for the Plan Year to which such form otherwise would apply.

     Section 4.4    Modification of Deferral Elections. Each Deferral Election made or deemed to be made under the Plan may be reduced or revoked with respect to the amount of Compensation to be deferred during the Plan Year by completing and filing a new Deferral Election Form. A new Deferral Election Form may only reduce the amount of Compensation that will be deferred for subsequent months in the Plan Year; provided

<PAGE 25>

that any such reduction or revocation shall take effect as of the first day of the month which is at least 1 day after a properly completed and executed modified Deferral Election is submitted to the Committee.

     Section 4.5    Nullification of Deferral Elections. Notwithstanding the submission of Deferral Elections pursuant to this Article, the Committee may nullify such Deferral Elections because of changes in tax laws or interpretation thereunder, as determined by the Committee in its sole discretion.

ARTICLE 5. EMPLOYER CONTRIBUTIONS

     Section 5.1    Discretionary Contributions. The Employer, in its discretion, may make discretionary Employer Contributions to the extent determined by the Employer. The amount of any discretionary Employer Contribution for a Plan Year shall be communicated to all Eligible Employees prior to March 15 of such Plan Year. The Employer, in its discretion, may increase or decrease the rate of discretionary Employer Contributions (or eliminate discretionary Employer Contributions) from year to year by advising Eligible Employees prior to the first day of the applicable Plan Year. Such Employer Contribution (a) shall be treated as deferred amounts under Article 7; and, (b) shall be allocated among the Eligible Employees on the basis determined by the Employer.

ARTICLE 6. FORFEITABILITY

     Section 6.1    Vesting for Deferrals of Compensation. Except as provided in this Article, all amounts credited to an Eligible Employee's Account that relate to Compensation which the Eligible Employee elected to defer under the Plan pursuant to Article 4 and that relate to matching Employer Contributions deferred under the Plan pursuant to Section 5.1 are fully vested and nonforfeitable.

     Section 6.2    Accounts of Eligible Employees. The Accounts of Eligible Employees and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Eligible Employees and/or their beneficiaries, as the case may be, and/or general creditors of the Company, as the case may be, as herein set forth. The Eligible Employees and/or their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets contained in their Accounts. Any rights created under the Plan shall be mere unsecured contractual rights of the Eligible Employees and/or their beneficiaries, as the case may be, against the Company. Any assets held in Eligible Employees Accounts will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined herein.

     Section 6.3     Responsibility Regarding Payments When Company is Insolvent.

(a.)     The Employer shall cease payment of benefits to the Eligible Employees and/or their beneficiaries, as the case may be, if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Plan if (i) the Company is unable to pay its

<PAGE 26>

debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b.)      At all times during the continuance of this Plan the assets and income of Eligible Employees Accounts shall be subject to claims of general creditors of the Company under federal and state law and the Committees' responsibility regarding a determination of Insolvency and payment of benefits shall be governed by the following procedures:

    The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Committee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Committee that the Company has become Insolvent, the Committee shall determine whether the Company is Insolvent and, pending such determination, the Committee shall discontinue payment of benefits to the Eligible Employees and/or their beneficiaries, as the case may be.
    Unless the Committee shall have actual knowledge of the Company's Insolvency or have written notice from the Company or a person claiming to be a creditor alleging in writing, that the Company is Insolvent, the Committee shall have no duty to inquire whether the Company is Insolvent. The Committee may, in all events, rely on such evidence concerning the Company's solvency as may be furnished to the Committee and that provides the Committee with a reasonable basis for making a determination concerning the Company's solvency.
    If, at any time, the Committee has determined that the Company is Insolvent, the Committee shall discontinue payments to Eligible Employees and/or their beneficiaries, as the case may be, and shall hold the assets of the Eligible Employees Accounts for the benefit of the Company's general creditors. Nothing in this Plan shall in any way diminish any rights of the Eligible Employees and/or their beneficiaries, as the case may be, to pursue their rights as general creditors of the Company with respect to benefits due under this Plan or otherwise.
    The Committee shall resume payment of benefits to the Eligible Employees and/or their beneficiaries, as the case may be, only after the Committee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c)     Provided that there are sufficient assets, if the Committee discontinues the payment of benefits from the Eligible Employees Accounts and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Eligible Employees and/or their beneficiaries, as the case may be, under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Eligible Employees

<PAGE 27>

and/or their beneficiaries, as the case may be, by the Company in lieu of the payments provided hereunder during any period of discontinuance.

ARTICLE 7. STATUS OF DEFERRED AMOUNTS

     Section 7.1    Account. The Employer shall establish an Account for each Eligible Employee, with sub-accounts for deferrals of Compensation and Employer Contributions for which a Deferral Election has been made. The Eligible Employee's Deferred Compensation for a Plan Year shall be credited to the Account of the Eligible Employee, in the case of deferrals of Compensation, on the last day of the calendar month in which it otherwise would have been payable to the Eligible Employee if he or she had not made the Deferral Election, or in the case of Employer Discretionary Contributions, no later than March 15 of the Plan Year.

     Section 7.2    Report of Account Balance. The Committee shall advise each Eligible Employee of the balance in his or her Account including each sub-account on a quarterly basis on dates to be determined by the Committee.

     Section 7.3    Treatment under Other Employee Benefit Plans. It is intended that the amounts deferred by an Eligible Employee under Article 4 and Article 5 shall at the earliest time permitted by applicable law be included in determining benefits under any pay-related employee benefit plans of the Employer, as well as under any tax-qualified retirement plans (to the extent permitted in such plans), except to the extent that such inclusion in any such pay-related or tax-qualified plan would adversely affect the tax-favored status of that plan.

ARTICLE 8. DISTRIBUTIONS

     Section 8.1    Timing of Distributions. An Eligible Employee's vested Account balance shall be paid by the Employer to the Eligible Employee, or in the event of his or her death the full amount of the Account balance shall be paid to the Eligible Employee's beneficiary or beneficiaries, after the first to occur of the following events:

(a.)     a change in control of the Company, which for purposes of this Plan shall generally include a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company and its subsidiaries. Specifically, the term shall include (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, or any comparable successor provisions, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty percent (20%) or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or (ii) the approval by the shareholders of the Company of a reorganization, merger, or consolidation with respect to which, in each case, persons who were shareholders of the Company immediately prior to such reorganization,
<PAGE 28>
merger, or consolidation do not immediately thereafter, own more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the reorganized, merged or consolidated Company's then outstanding voting securities entitled to vote generally or (iii) the liquidation and/or dissolution of the Company.
(b) the termination of the Eligible Employee's employment with the Employer for any reason; or
(c)the Eligible Employee's death.

     Section 8.2    Form and amount of Distributions. An Eligible Employee shall designate on his or her Distribution Election Form filed with the Committee with respect to the first Plan Year, the form of the Distribution to be made to such Eligible Employee and/or his or her beneficiary. Such designation may not be changed during the Plan Year for which it has been made, but may be changed prior to the first day of each subsequent plan year by the filing of a new Distribution Election Form. If the amount of total vested benefit in an eligible Employee's account is $10,000 or less at date of Distribution, the Committee reserves the right to cash out and distribute the full amount of the account balance for the Eligible Employee, without regard to five year or ten year Distribution Elections previously made by such employee.

      Section 8.3    Designation of Beneficiary. Each Eligible Employee must designate at least one individual or other entity as a beneficiary of the Eligible Employee's account balance in the event of the Eligible Employee's death. The Eligible Employee may also designate one or more contingent beneficiaries. These designations must be made on a properly completed and executed beneficiary designation form and must be filed with the Committee. This form may be changed at any time and from time to time by the Committee. If a designated beneficiary does not survive the Eligible Employee, then the beneficiary shall be the Eligible Employee's estate.

     Section 8.4    Claims Procedure. The Committee shall in writing notify any Eligible Employee or beneficiary whose claim for benefits under the Plan has been denied, either wholly or in part, setting forth the specific reasons for the denial in a manner calculated to be understood by the Eligible Employee or beneficiary. The notice shall be furnished to the Eligible Employee or beneficiary within 60 days of the denial and shall provide that, within 60 days after receiving the notice, the Eligible Employee or beneficiary may apply to the Committee for a full and fair review of the decision denying the claim. All decisions on review shall be final.

     Section 8.5    Excise Tax. To the extent any payment under the Plan would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) because it would constitute an "excess parachute payment" as defined in Section 280G(b) of the Code, the amount of the payment shall be reduced by such amount as shall be necessary to avoid the imposition of the Excise Tax.

<PAGE 29>

     Section 8.6    Emergency Withdrawals From the Plan.

     (a.)    Notification of Committee. If a participating Eligible Employee suffers an unforeseeable Emergency and wishes to receive an Emergency Withdrawal from the Plan, the participating Eligible Employee shall notify the Committee in writing of the occurrence of the Unforeseeable Emergency. The participating Eligible Employee shall provide a description of the Unforeseeable Emergency and a description of his or her assets (including an indication of the extent to which the liquidation of each asset would cause a severe financial hardship, if applicable). The participating Eligible Employee shall also indicate whether he or she will be reimbursed or compensated by insurance or otherwise.

     (b.)    Committee Determination. Within ninety (90) days after the Committee's receipt of a notification pursuant to Section 8.6(a.), the Committee shall determine, in its sole discretion, whether the participating Eligible Employee has suffered an Unforeseeable Emergency and, if so, the amount, if any, to be distributed to the Participant as an Emergency Withdrawal as a result of such Unforeseeable Emergency. An Emergency Withdrawal may not be made to the extent that the Participant's severe financial hardship resulting from the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of Contributions under this Plan as may be approved by the Committee, in its sole discretion.

     (c. )    Effect of Emergency Withdrawals. The Accrued Balance in a participating Eligible Employees Account shall be reduced by the amount of any Emergency Withdrawals distributed to the participating Eligible Employee. The Committee, in its sole discretion, shall determine which of the participating Eligible Employees sub-accounts shall be so reduced. In making such determination, the Committee may, but is not required to, take into account the participating Eligible Employees preferences as to which of the participating Eligible Employees sub-accounts should be reduced.

     (d.)    Unforeseeable Emergency. For purposes of this Plan, an Unforeseeable Emergency is an unanticipated emergency that is caused by an event beyond the control of the participating Eligible Employee or his or her beneficiary, as the case may be, and that would result in severe financial hardship to the participating Eligible Employee or his or her beneficiary, as the case may be, if an Emergency Withdrawal were not permitted. Any Emergency Withdrawal approved by the Committee shall be limited to the amount necessary to meet such Unforeseeable Emergency.

ARTICLE 9. PROVISIONS RELATING TO PARTICIPATION

     Section 9.1    Extent of Rights Under Plan. Except as to amounts actually distributed under the Plan, no Eligible Employee and no person claiming under or through an Eligible Employee shall have any right or interest, whether vested or otherwise, in this Plan or in the continuance of the Plan.

<PAGE 30>

     Section 9.2    Funding. No current or former Eligible Employee, beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in or to any account, any fund, any specific sum of money, or in any asset which may be acquired by the Employer in respect of its obligations under this Plan (other than as a general creditor of the Employer with an unsecured claim against the Employer's general assets).

     Section 9.3    Extent to Which Other Parties Bound by Plan. The Plan shall be binding upon, and shall inure to the benefit of, the Employer and its successors and assigns, and the participating Eligible Employees and their heirs, Committee and personal representatives.

     Section 9.4    Payment of Taxes. The Employer is required by law to withhold Federal, state and local taxes (including but not limited to income taxes and taxes under the Federal Insurance Contributions Act, if applicable) with respect to distributions from the Plan. Depending upon the timing of the withholding requirement, the Employer may withhold such taxes from other Compensation payable to the Eligible Employee.

     Section 9.5    Status as Unsecured Creditor. Eligible Employees and/or their beneficiaries under this Plan are unsecured creditors of the Company and this Plan of deferred compensation constitutes a mere unsecured promise by the Company to pay compensation as set forth herein.

     Section 9.6    Unfunded Plan. Notwithstanding the creation of Accounts for the benefit of Eligible Employees to provide a source of funds for the Company to meet its obligations herein, it is the intention of the Employer that the Plan of deferred compensation created hereunder shall constitute an unfunded deferred compensation arrangement for purposes of Title I of the Employee Income Security Act of 1974 ("ERISA").

ARTICLE 10. ADMINISTRATION AND FINANCES

     Section 10.1    Administration. The Plan shall be administered by the Committee.

     Section 10.2    Powers of Committee. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the power to interpret the provisions of the Plan, to resolve any ambiguity or inconsistency, to decide all questions of eligibility, to establish rules and forms for the administration of the Plan, and to appoint or remove individuals to assist in the administration of the Plan and any other agents it deems advisable. The determination of a majority of the Committee members shall constitute the determination of the Committee. However, if a member of the Committee is also an Eligible Employee, such member shall abstain from any Committee determination affecting his or her participation in the Plan, and the determination of a majority of the other members of the Committee (or, of all of the other members of the Committee if the Committee consists of three or fewer members) shall constitute the determination of the Committee with respect to any determination affecting a Committee member who is also an Eligible Employee.

<PAGE 31>

     Section 10.3    Actions of the Committee. All determinations, interpretations, rules, and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

     Section 10.4    Delegation. The Committee shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer or to other individuals or entities, including the power to delegate the responsibility to hold and administer the assets and income of Eligible Employee Accounts with one or more investment managers, banks, or trust companies. Any such delegation may be rescinded by the Committee at any time. Except as otherwise required by law, each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

     Section 10.5    Changes by Committee. If the Committee determines that the Plan may fail to satisfy at any time any legal requirements imposed by the Code, ERISA or any other applicable law, the Committee may or shall take such action as the Committee deems appropriate in an effort to assure compliance with such law. Such action may include, without limitation, a modification of Deferral Elections by Eligible Employees with or without the consent of such Eligible Employees.

     Section 10.6    Advisors. The Committee may employ one or more accountants, legal counsel and other experts as it shall deem necessary or appropriate to effectively control and manage the operation and administration of the Plan. The fees and expenses of any such expert shall be paid by the Employer.

     Section 10.7    Indemnification. The Committee (whether or not an employee of the Employer), and the Board of Directors shall be indemnified by the Employer against any and all liabilities arising by reason of any act or failure to act made in good faith in accordance with the provisions of the Plan. For this purpose, liabilities include expenses reasonably incurred in the defense of any claim relating to the Plan. All investment decisions with respect to the assets and income of Eligible Employee Accounts shall be made solely by participating Eligible Employees and neither the Employer, the Committee, or any individual or entity to which the Committee has delegated responsibility under the Plan, shall be responsible or liable to any participating Eligible Employee for such investment decisions and/or for any omission to make investment decisions with respect to any participating Eligible Employee Account.

     Section 10.8    Reports and Records. The Committee and those to whom the Committee has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

<PAGE 32>

ARTICLE 11. AMENDMENTS AND TERMINATION

     Section 11.1    Amendments. The Board of Directors may amend, modify, or revise the Plan, in full or in part, at any time; provided, however, that no such amendment, modification, or revision shall affect, reduce, or eliminate an Eligible Employee's right to receive his or her vested Account balance as of the date of such amendment in accordance with the terms of this Plan.

     Section 11.2    Termination. The Employer reserves the right to terminate the Plan at any time for any reason. Upon termination of the Plan, any Compensation payable to an Eligible Employee after the Plan's termination date shall not be reduced pursuant to the Eligible Employee's Deferral Election. In such event, any Compensation payable to an Eligible Employee after the Plan's termination date shall be paid currently to the Eligible Employee in the ordinary course as normal compensation.

ARTICLE 12. MISCELLANEOUS

     Section 12.1    No Guaranty of Employment. The adoption and maintenance of the plan shall not be deemed to be a contract of employment between the Employer and any employee. Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any employee at any time, nor shall it give the Employer the right to require any employee to remain in its employ or to interfere with the employee's right to terminate his or her employment at any time.

     Section 12.2    Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance by creditors of any Eligible Employee or of any Eligible Employee's beneficiary.

     Section 12.3    Applicable Law. The Plan and all rights under the Plan shall be governed by and construed according to the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of laws), except to the extent preempted or otherwise governed by Federal law.

     IN WITNESS WHEREOF, the Employer has caused this Plan to be executed on this 30th day of December, 1999.

CPAC, INC.

By /s/ Thomas J. Weldgen

Title VP Finance and CFO

WITNESS: /s/ James W. Pembroke

<PAGE 33>